UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 14, 2011

STRATUS MEDIA GROUP, INC.

NEVADA	000-24477	86-0776876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 East De La Guerra Street, 2nd Floor
Santa Barbara, California 93101
(Address of principal executive offices)

(805) 884-9977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Pursuant to a letter agreement between Stratus Media Group, Inc. (“SMGI”) and ProElite, Inc. (“PEI”), the parties confirmed the closing of the purchase by SMGI of 100 shares of the Series A Convertible Preferred Stock (the “Preferred Shares”) effective June 14, 2011. Pursuant to the Certificate of Designations relating to the Preferred Shares, the amount of shares of PEI Common Stock issuable upon conversion of the Preferred Shares on a cumulative basis is equal to 95% of the sum of (a) the issued and outstanding shares of PEI as of the closing plus (b) any shares of PEI Common Stock issued after the closing upon exercise or conversion of any derivative securities of PEI outstanding as of the closing, subject to any adjustment for stock splits, stock dividends, recapitalizations etc. and, in all cases, after giving effect to the shares issuable upon conversion of the Preferred Shares.  The purchase price of the Preferred Shares was $2,000,000 which was paid during the period between October 21, 2009 and the closing date pursuant to the payment of cash and the assumption of certain liabilities. The cash payment has been used by PEI for payment of outstanding liabilities of PEI, general working capital and other corporate purposes. The Preferred Shares have voting rights on a fully diluted basis. The purchase and sale of the Preferred Shares was pursuant to the Strategic Investment Agreement dated October 9, 2009 (the “Agreement”) between PEI and SMGI, as amended.

Reference is made to SMGI’s prior filings on Form 8-K on October 22, 2009 and February 4, 2010 for additional information regarding the Agreement, including copies thereof.

Item 2.01	Completion of Acquisition on Disposition of Assets

Reference is made to the discussion in Item 1.01 above with respect to the acquisition by SMGI of the Preferred Shares of PEI.

Item 8.01	Other Events

On June 15, 2011, the Company issued a press release with respect to the foregoing.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(a)           Financial Statements of Business Acquired

(b)           Pro Forma Financial Information

Any financials of PEI required by this Item will be filed by amendment

(d)           Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between Stratus Media Group, Inc. and ProElite, Inc.
99.1	Press Release issued by SMGI on June 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2011	STRATUS MEDIA GROUP, INC.

	By:	/s/ Paul Feller
Paul Feller, Chief Executive Officer